LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716	FAX: (520) 884-1118

August 23, 2004	OTC BB: LBTS
NR 7

FOR IMMEDIATE DISSEMINATION

FIELD PROGRESS AT THE LIBERTY STAR GOLD CORP, BIG CHUNK PROJECT, ALASKA

Field Work Resumes July 1 At Big Chunk After A Break To Allow Geochemical Assays To Catch Up. Field Team Continues- Collecting About 8,434 Geochem Samples To The First Week In August. Significant Geochemical Anomalies Begin To Define Themselves. IP Geophysical Crew And Equipment Arrive August 15 And IP Surveys Are Under Way.

Tucson, Arizona – August 23, 2004 –Liberty Star Gold Corp. (the “Company”), (symbol: LBTS.OB) is pleased to announce continuing significant smooth progress at the Big Chunk Project properties. The properties border the massive Northern Dynasty Pebble Project (TSX.V: NDM; OTCBB: NDMLF) in Southwestern Alaska.

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast.

Geologic, geostructural, space imagery, and detailed aeromagnetic studies reported in the companies news release of July 26 has resulted in the identification of 21 anomalies representing potential mineral centers. Additional and reinforcing geochemical anomalies are beginning to take shape as assays come in. As of August 7, field crews had collected approximately 8,434 samples of various types including soil, vegetation, stream sediments and water. A break to allow the geochemical laboratories to catch up on results, and field personnel to rest was taken between July 20 and August 1. Several thousand assays came in during this period.

As of this date about one third or less of the samples remain to be assayed. Results are plotted on geochem maps for each element as they come in via a computer routine. Good anomalies are appearing and additional geochemical samples are being collected to add detail to the anomalous areas.

Some of the anomalies are appearing in brush-covered areas of the Big Chunk Property and in these areas crews started cutting lines through the brush over the various anomalies so that the IP crews could lay wires and electrodes. This task is now complete. Most of the Big Chunk is open tundra so little if any brush cutting is necessary.

The Zonge Engineering geophysical crew and equipment for Induced Polarization (IP) electrical surveys (as were used at Pebble) arrived in Liberty Star’s Camp in Iliamna on August 15 and are now engaged in lP surveying over the marked lines. Their survey work will last 30 days. IP surveying maps disseminated sulphide mineralization, which occurs with ore metal bodies like the adjoining Pebble. With computer technology, results of individual lines can be plotted within 24 to 36 hours of the field survey. Thus results from surveys done a few days prior will be used to adjust and optimize succeeding lines. As is the case with Liberty’s other types of surveys, Liberty Star’s use of computer mapping (GIS) makes our ground geophysics IP surveys go more efficiently, faster, more accurately and with fewer errors. Plotting time on base maps will happen more quickly allowing rapid targeting of drill holes. The geophysical crew will be on site for 30 days.

On the completion and plotting of the IP geophysics it will be integrated with all the other geotechnical data and drill sites will be determined. Drilling will start, as soon as the best sites have been determined, later this summer.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,
President/Director

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.